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                                                                  EXHIBIT 23.2

                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS
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The Board of Directors
Freedom Chemical Company:


We consent to the inclusion of our report dated August
22, 1994, with respect to the consolidated balance sheets of Kalama Chemical, Inc. and subsidiaries as of May 26, 1994 and September 30, 1993, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from October 1, 1993 to May 26, 1994, and the year ended September 30, 1993, which report appears in Amendment No. 3 to the Registration Statement on Form S-1 of Freedom Chemical Company and to the refer-ence to our firm under the heading "Experts" in the Registration Statement.

Our report dated August 22, 1994 contains an explanatory paragraph that states that the Company is involved in various environmental matters. The ultimate outcome of certain contingencies cannot presently be determined.
Accordingly, the provision for the total liability that may result has not been recognized in the consolidated financial statements.

Our report dated August 22, 1994 also refers to a change in the method of accounting for income taxes, effective
October 1, 1993.


KPMG Peat Marwick LLP


Seattle, Washington
February 6, 1997